EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	State or Jurisdiction of Incorporation

AlwaysCare Benefits, Inc.	Louisiana
Claims Assistance (UK) Limited	England and Wales
Claims Services International Limited	England and Wales
Colonial Life & Accident Insurance Company	South Carolina
Duncanson & Holt Canada Ltd.	Canada
Duncanson & Holt Europe Ltd.	England and Wales
Duncanson & Holt, Inc.	New York
Duncanson & Holt Services, Inc.	Maine
Duncanson & Holt Underwriters Ltd.	England and Wales
Fairwind Insurance Company	Vermont
First Look Vision Network, L.L.C.	Missouri
First Unum Life Insurance Company	New York
H&J Capital, L.L.C.	Louisiana
LeaveLogic, Inc.	Delaware
National Dental Plan Limited	England and Wales
NDP (UK) Limited	England and Wales
NDPH Limited	England and Wales
Northwind Holdings, LLC	Delaware
Northwind Reinsurance Company	Vermont
Provident Investment Management, LLC	Tennessee
Provident Life and Accident Insurance Company	Tennessee
Provident Life and Casualty Insurance Company	Tennessee
Starmount Insurance Agency, Inc.	Louisiana
Starmount Life Insurance Company	Louisiana
The Paul Revere Life Insurance Company	Massachusetts
Unum European Holding Company Limited	England and Wales
Unum Insurance Company	Maine
Unum Ireland Limited	Ireland
Unum Life Insurance Company of America	Maine
Unum Limited	England and Wales
Unum Select Limited	England and Wales
UnumProvident Finance Company Limited	England and Wales